News Release

BorgWarner Appoints
Sara A. Greenstein to its Board of Directors

Auburn Hills, Michigan, November 9, 2021 – BorgWarner announced today that Sara A. Greenstein has been named to its Board of Directors.
“We are pleased to welcome Sara to BorgWarner’s Board of Directors," said Alexis P. Michas, non-executive chairman of the board of BorgWarner. “Sara’s breadth of leadership experience in the production and manufacturing space makes her a strong complement to our board.”
Ms. Greenstein was the President, Chief Executive Officer and Board Member of Lydall, Inc. (NYSE: LDL), a leading global manufacturer of value-added engineered materials and specialty filtration solutions serving the industrial, automotive, agribusiness, and medical markets. Prior to joining Lydall, Inc., Ms. Greenstein served as Senior Vice President of United States Steel Corporation (NYSE: X), where she managed the company’s $4 billion Consumer Solutions business unit.
Ms. Greenstein holds a Bachelor of Science in Business Administration, with a concentration in industrial distribution management, from the Gies College of Business at the University of Illinois, Urbana-Champaign. Ms. Greenstein earned her MBA from the University of Michigan Stephen M. Ross School of Business. From 2018-2021, she served on the board of directors of Briggs & Stratton Corporation, where she served on its Finance Committee and Nominating and Governance Committee.

About BorgWarner
BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. Building on its original equipment expertise, BorgWarner also brings market leading product and service solutions to the global aftermarket. With manufacturing and technical facilities in 96 locations in 22 countries, the company employs approximately 50,000 worldwide. For more information, please visit borgwarner.com.

Sara A. Greenstein has been named to BorgWarner’s board of directors.

PR contact:
Michelle Collins
Phone: +1 248-754-0449
Email: mediacontact@borgwarner.com